HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:
HUNTCO INC. ADVISED BY NEW YORK STOCK EXCHANGE REGARDING LISTING STANDARDS

TOWN & COUNTRY, MISSOURI, February 2, 2001 . . . . . Huntco Inc.
(NYSE:"HCO"), an intermediate steel processor, announced that it has been advised by the New York Stock Exchange (NYSE) that the Company fell below the NYSE's continued listing criteria relating to total market capitalization. The NYSE requires that the Company's market capitalization must equal or exceed $15 million over a 30-day trading period. With 8,942,000 shares of common stock outstanding, the Company must maintain a minimum $1.68 per common share stock price to be in compliance with this standard. Although the Company has not met this criterion over a 30 consecutive trading day period since October 2000, the price of the Company's Class A common stock has traded between $1.50 and $1.81 over the past ten trading days.

Under NYSE rules, the NYSE may grant a period of up to 18 months during which time the Company would need to meet the market capitalization requirement. The Company has formally requested that this time period be granted and has submitted a business plan to the NYSE to demonstrate its ability to achieve and maintain compliance with this standard. The NYSE has 45 days to accept the Company's plan. If the plan is accepted, the Company will be subject to quarterly monitoring by the NYSE during the interim period.

Should the Company's shares cease being traded on the NYSE, the Company believes that an alternate trading venue will be available.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.